Exhibit 10.7

OFFER TO LEASE

TO:	THE SKY GUYS

FROM:	2026324 ONTARIO INC.

SUBJECT:	LEASE AT 482 SOUTH SERVICE ROAD.

DATE:	2021-03-24

I would like to briefly summarize the basic terms and financial arrangements for the lease that you will be entering into with 2026324 Ontario Inc., the landlord. The lease will commence June 1st, 2021 and will have the following terms:

i)	Commencing June 1st, 2021 on a month-to-month basis the tenant will be leasing suite # 103 (as indicated on the attached drawing) for $2,700.00 a month plus HST (total $3,051.00). Rent is due on the first of each month.

ii)	It is necessary for either party to provide sixty (60) days notice prior to terminating the lease between The Sky Guys and 2026324 Ontario Inc. Failure to do so will result in a penalty for early termination of the lease.

The rent is gross and includes realty taxes, management fees, maintenance, and insurance. The tenant will be responsible for their own telephone lines, internet, security system, including setup and monthly monitoring and office cleaning. The tenant will have access to all common areas including the lunchroom, board rooms and bathrooms.

The Tenant currently rents a different suite in the building and is in rental arrears of $12,204.00 as at March 24, 2021. Tenant will bring all rental arrears current, and will continue to pay rent for their current suite up to the end of April 30, 2021. Their last month security deposit on hand will be applied towards their May 2021 rent.

If you are in agreement with the above terms would you please execute this agreement and return back to us at your earliest convenience.

The above lease terms are accepted this 29th day of March, 2021.

2026324 Ontario Inc.		The Sky Guys

Per:	/s/ John M. Sidler	Per:	/s/ Adam Sax
	John M. Sidler		Adam Sax